UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Shanda Games Limited

(Exact name of Registrant as specified in its charter)

No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
People’s Republic of China
(8621) 5050-4740

(Address of principal executive office)

Cayman Islands	Not Applicable
(state or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

No. 1 Office Building

No. 690 Bibo Road

Pudong New Area

Shanghai 201203

People’s Republic of China

 (8621) 5050-4740

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Shanda Games Limited

 Amended and Restated 2008 Equity Compensation Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 590-9009

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James C. Lin

Davis Polk & Wardwell LLP

18/F, The Hong Kong Club Building

3A Chater Road

Central, Hong Kong

(852) 2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-163959) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on December 23, 2009 by Shanda Games Limited, a company established under the laws of the Cayman Islands (the “Registrant”). Under the Registration Statement, a total of 44,000,000 Class A ordinary shares of the Registrant, par value $0.01 per share (“Class A Ordinary Shares”) were registered for issuance of shares granted or to be granted pursuant to the Registrant’s Amended and Restated 2008 Equity Compensation Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan.

On November 18, 2015, pursuant to the Agreement and Plan of Merger dated as of April 3, 2015, as amended and restated as of September 23, 2015, among the Registrant, Capitalhold Limited (“Parent”) and Capitalcorp Limited (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub was merged with and into the Registrant, with the Registrant being the surviving corporation resulting from the merger (the “Merger”). Upon completion of the Merger, all outstanding Class A Ordinary Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Class A Ordinary Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 19, 2015.

Shanda Games Limited

By:_/s/ Yingfeng Zhang_

Name: Yingfeng Zhang

Title: Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of November 19, 2015.

By:_/s/ Yingfeng Zhang_

Name: Yingfeng Zhang

Title: Director and Chief Executive Officer (principal executive officer)

By: _/s/ Li Yao_

Name: Li Yao

Title: Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Shanda Games Limited, has signed this Amendment in Newark, Delaware, on November 19, 2015.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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